Exhibit 10.10

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH [REDACTED].

STOCKHOLDER SUPPORT AGREEMENT

STOCKHOLDER SUPPORT AGREEMENT, dated as of February 6, 2023 (this “Agreement”), by and among U.S. Data Mining Group, Inc., a Nevada corporation (“USBTC”), Hut 8 Mining Corp., a corporation existing under the laws of the Province of British Columbia (“Hut”) and each of the stockholders of USBTC whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, Hut, USBTC and Hut 8 Corp., a Delaware corporation and wholly owned subsidiary of USBTC (“New Hut”) propose to enter into, simultaneously herewith, a business combination agreement in the form attached hereto as Exhibit B (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Subco will be merged with and into USBTC (the “Merger”), with USBTC surviving the Merger as a wholly owned subsidiary of New Hut; and

WHEREAS, as of the date hereof, each Stockholder is the beneficial owner of, or has control or direction over, the number of shares of USBTC Common Stock, shares of USBTC Preferred Stock and/or USBTC Common Stock issuable under USBTC Options as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of USBTC Common Stock, shares of USBTC Preferred Stock and USBTC Common Stock issuable under USBTC Options, and any shares of USBTC Common Stock, shares of USBTC Preferred Stock and USBTC Common Stock issuable under USBTC Options of which beneficial ownership or the power to vote, directly or indirectly, is hereafter acquired, including as a result of any exercise of USBTC Options or the conversion of any other security, by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.             Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 6, each Stockholder, severally and not jointly, hereby irrevocably agrees to vote at any meeting of the USBTC Stockholders, and to execute any action by written consent of the USBTC Stockholders (which written consent shall be delivered promptly, and in any event within two business days, after USBTC requests such delivery, and which request will only be made after the Clearance Date), all of such Stockholder’s Shares beneficially owned by such Stockholder at such time (i) in favor of the approval of the BCA as the plan of merger for the Merger and all other transactions contemplated by the BCA, and to take such other action as may be reasonably necessary to provide the USBTC Stockholder Approval with respect to all such Shares, and (ii) against any action, agreement or transaction or proposal that would or would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of USBTC under the BCA or that would or would reasonably be expected to impede, delay, interfere with, discourage, or result in the failure of the Merger from being consummated. For the avoidance of doubt, with respect to any Stockholder that is a Requisite Holder, as such term is defined in the Fourth Amended and Restated Articles of Incorporation of USBTC, dated as of December 4, 2020 (the “Articles”), such Stockholder hereby further irrevocably agrees to vote at any meeting of the USBTC Stockholders, and to execute any action by written consent of the USBTC Stockholders (which written consent shall be delivered promptly, and in any event within twenty-four (24) hours, after USBTC requests such delivery, and which request will only be made after the Clearance Date), in such Stockholder’s capacity as a Requisite Holder, in favor of the approval of the BCA as the plan of merger for the Merger and all other transactions contemplated by the BCA, and to take such other action in such capacity as may be reasonably necessary to provide the USBTC Stockholder Approval with respect to such Stockholder, in its capacity as a Requisite Holder, for all purposes, including under the Articles.

2.             Termination of Stockholders Agreements. Each Stockholder, by this Agreement, with respect to its Shares, severally and not jointly, hereby irrevocably agrees and consents to the termination of (a) that certain Stockholders’ Agreement, dated as of August 31, 2021, among USBTC and the stockholders of USBTC named therein, (b) that certain Amended and Restated Investors’ Rights Agreement, dated August 31, 2021 among USBTC and the stockholders of USBTC named therein, (c) that certain letter agreement, dated September 16, 2021, among USBTC and the stockholders of USBTC named therein, and (d) that certain letter agreement, dated March 17, 2021, by and between USBTC and JHS Bitcoin Mining LLC (collectively, such agreements in clauses (a) through (d), the “Specified Agreements”), in each case, such termination subject to the occurrence of, and effective immediately prior to, the Merger Effective Time.

3.             Transfer of Shares. Each Stockholder, severally and not jointly, irrevocably agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law or otherwise), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another USBTC Stockholder that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares (collectively, clauses (a) through (c), “Transfers”); provided that the foregoing shall not prohibit the transfer of the Shares by a Stockholder without affecting beneficial ownership or control or direction over the Shares to a controlled Affiliate of such Stockholder, but only if such Affiliate shall execute at or prior to the time of such Transfer this Agreement or a joinder agreeing to become a party to and bound by the terms and conditions of this Agreement and any other document or instrument that the Stockholder is required to execute hereunder.

4.             Other Covenants of Stockholder.

(a)           During the Pre-Closing Period, each Stockholder, severally and not jointly, shall, and shall cause its respective Representatives to: (a) cease all existing discussions and negotiations with any Persons that commenced prior to the date of this Agreement with respect to any Alternative Transaction, and (b) terminate access by any Person to any physical or electronic data room in connection with any Alternative Transaction. During the Pre-Closing Period, subject to this Section 4(a), each Stockholder, severally and not jointly, shall not, and shall cause its respective Representatives not to, directly or indirectly, (i) solicit, initiate, encourage or otherwise knowingly facilitate any proposal or offer from any third party (other than Hut or its Affiliates) with respect to an Alternative Transaction, (ii) enter into any letter of intent, memorandum of understanding, agreement or similar agreement or arrangement or Contract (in each case, other than with Hut and its Affiliates) with respect to any Alternative Transaction, or (iii) enter into or participate, engage or knowingly assist in any negotiations or discussions with any Person (other than Hut or its Affiliates) relating to any Alternative Transaction. As soon as reasonably practicable after the date hereof, each Stockholder, severally and not jointly, shall instruct each Person (other than Hut and its Affiliates) in possession of confidential information about USBTC in connection with any actual or potential proposal by such Person to acquire USBTC (or any portion thereof) to promptly return or destroy all such information. If any Stockholder or any of its Representatives receives any inquiry, proposal or offer in connection with an Alternative Transaction after the date of this Agreement, or any request for copies of, access to, or disclosure of, confidential information relating to USBTC or any USBTC Subsidiary in connection with such proposed Alternative Transaction, inquiry, proposal, offer or request, such Stockholder shall as soon as practicable notify Hut (in writing) of such proposed Alternative Transaction, inquiry, proposal, offer or request. Such notice shall include: (i) a description of the material terms and conditions of such proposed Alternative Transaction, inquiry, proposal, offer or request and; (ii) the identity of all Persons making the proposed Alternative Transaction, inquiry, proposal, offer or request. Each Stockholder, severally and not jointly, shall keep Hut reasonably informed on a current basis of the status of material or substantive developments and the status of discussions and negotiations with respect to any such proposed Alternative Transaction, inquiry, proposal, offer or request or change thereof. With respect to any such proposed Alternative Transaction, each Stockholder, severally and not jointly, shall be subject to the terms and conditions (including the restrictions) set forth in this Agreement, including this Section 4(a). Without limiting the generality of the foregoing, each Stockholder, severally and not jointly, shall advise its respective Representatives of the prohibitions set out in this Agreement, including this Section 4(a), and that any violation of the restrictions set forth in this Section 4(a) by such Stockholder or its respective Representatives is deemed to be a breach of this Section 4(a) by such Stockholder.

(b)            Each Stockholder, severally and not jointly, irrevocably consents to: (i) details of this Agreement being set out in any information circular or U.S. registration statement and court documents produced by Hut, USBTC or any of their respective Affiliates in connection with the transactions contemplated by this Agreement and the BCA; and (ii) this Agreement or details of this Agreement otherwise being made publicly available, including by filing on the System for Electronic Document Analysis and Retrieval (SEDAR) operated on behalf of the Securities Authority and the Electronic Data Gathering, Analysis, and Retrieval system (EDGAR).

(c)            Except as required by applicable Law, applicable stock exchange requirements or the BCA, each Stockholder, severally and not jointly, agrees that it shall not make any public announcement or statement with respect to the transactions contemplated herein or pursuant to the BCA without the prior written approval of Hut.

5.              Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to USBTC and Hut (and acknowledges that USBTC and Hut are relying on these representations and warranties in completing the transactions contemplated hereby and by the BCA) as follows:

(a)            The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Stockholder, (ii) conflict with any Contract to which the Stockholder is a party or by which the Stockholder or any of the property or assets (including the Shares) of the Stockholder are bound, (iii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iv) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (v) if applicable, conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents.

(b)            As of the date of this Agreement (and until the Merger Effective Time), such Stockholder is the beneficial owner of, or has control or direction over, and has good and valid title to the Shares set forth opposite such Stockholder’s name on Exhibit A free and clear of any security interest, lien, claim, pledge, proxy, power of attorney, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, (iii) USBTC’s Organizational Documents, (iv) that certain share purchase agreement, dated February 6, 2023, by and among Michael Ho, Asher Genoot and MGG Strategic SICAF SIF and (v) the Specified Agreements. As of the date of this Agreement, such Stockholder has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares, and such Stockholder does not own, directly or indirectly, or have any agreement or option, or right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Stockholder of any other Shares.

(c)            Such Stockholder has the power, authority and capacity (including, if an entity, any corporate or similar power and has taken all corporate or similar actions necessary) to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Stockholder and, assuming the due execution and delivery by USBTC and Hut, constitutes a legal, valid and binding agreement of the Stockholder enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(d)            There are no claims, actions, suits, audits, proceedings, investigations or other actions pending against, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that, individually or in the aggregate, could reasonably be expected to have a material and adverse effect on the Stockholder’s ability to perform its obligations under this Agreement.

6.              Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Merger Effective Time; (b) the termination of the BCA in accordance with its terms and (c) the effective date of a written agreement of the parties hereto terminating this Agreement. If the BCA is terminated in accordance with its terms, USBTC hereby agrees to notify the Stockholders of such termination. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 6 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement except as contemplated by the immediately preceding proviso.

7.              Miscellaneous.

(a)            Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b)            All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or by e-mail transmission, or as of the following Business Day if sent by prepaid overnight, internationally-recognized courier, to the parties at the following addresses (or at such other addresses as shall be specified by any party by notice to the other given in accordance with this Section 7(b)):

If to USBTC:

U.S. Data Mining Group, Inc.

1221 Brickell Avenue, Suite 900

Miami, Florida 33131

Attention:	Asher Genoot
Email:	[REDACTED]

with a copy (which shall not constitute notice) to:

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street

Toronto, ON M5L 1B9

Attention:	Amanda Linett
Email:	[REDACTED]

If to Hut, to it at:

Hut 8 Mining Corp.
24 Duncan Street, Suite 500
Toronto, ON M5V 2B8

Attention:	Chief Legal Officer
Email:	[REDACTED]

with a copy (which shall not constitute notice) to:

Bennett Jones LLP
One First Canadian Place, Suite 3400
100 King Street West
Toronto, ON M5X 1A4

Attention:	Curtis Cusinato / Matthew Hunt
Email:	[REDACTED]

and to:

Skadden, Arps, Slate, Meagher & Flom LLP
222 Bay Street, Suite 1750
Toronto, ON M5K 1J5

Attention:	Ryan Dzierniejko / June S. Dipchand
Email:	[REDACTED]

If to a Stockholder, to the address or email address set forth for such Stockholder on the signature pages hereof.

(c)            If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d)            This Agreement and any other Ancillary Agreement to which the Stockholder is a party constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto.

(e)            This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

(f)            This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto; provided, however, that an amendment, modification or supplement to this Agreement that only affects a particular Stockholder may be entered into by an instrument in writing signed by USBTC, Hut and that particular Stockholder.

(g)            The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that monetary damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Stockholder of any of its covenants or obligations set forth in this Agreement, each of Hut and USBTC, independently or together, shall be entitled to an injunction or injunctions to prevent or restrain breaches of this Agreement by the Stockholder, and to specifically enforce the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Stockholder hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by it, and to specifically enforce the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of the other party under this Agreement. The parties further agree that (i) by seeking the remedies provided for in this Section 7(g), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that this Agreement has been terminated and whether or not the remedies provided for in this Section 7(g) are not available or otherwise are not granted, and (ii) nothing set forth in this Section 7(g) shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 7(g) prior or as a condition to exercising any termination right under Section 6 or pursuing damages after such termination, nor shall the commencement of any legal proceeding restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 6 or pursue any other remedies under this Agreement that may be available then or thereafter.

(h)           This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the State of Nevada without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. Any proceeding or action based upon, arising out of or related to the transactions contemplated hereby must be brought in the Eighth Judicial District Court of the State of Nevada sitting in Clark County, Nevada, or, if such court does not have jurisdiction, in the United States District Court for the District of Nevada sitting in Clark County, Nevada, and each of the parties hereto irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or action arising out of or relating to the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 7(h).

(i)            This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j)            At the request of Hut, in the case of any Stockholder, or at the request of the Stockholders, in the case of Hut, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(k)           This Agreement shall not be effective or binding upon any Stockholder until after such time as the BCA is executed and delivered by all of the parties thereto.

(l)            Notwithstanding anything herein to the contrary, each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of USBTC, and not in any other capacity and, if applicable, this Agreement shall not limit or otherwise affect the actions of any Affiliate, employee or designee of such Stockholder or any of its Affiliates in his or her capacity as an officer or director of USBTC.

(m)          Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 7(m).

[Signature pages follow]